ABRAXAS PETROLEUM CORPORATION
www.abraxaspetroleum.com
Exhibit 99.1

NEWS RELEASE

Abraxas Announces First Quarter 2012 Results, Provides an Operational Update
and Presentation Details for the Baird’s Growth Stock Conference

SAN ANTONIO (May 9, 2012) – Abraxas Petroleum Corporation (NASDAQ:AXAS) today reported financial and operating results for the three months ended March 31, 2012, provided an operational update and presentation details for the Baird’s Growth Stock Conference being held May 8-10, 2012 in Chicago.

Financial and Operating Results
Including Abraxas’ equity interest in Blue Eagle’s production, the three months ended March 31, 2012 resulted in:
•	Production of 347.1 MMBoe (3,815 Boepd), of which 52% was oil or natural gas liquids

The three months ended March 31, 2012 resulted in:
•	Production of 326.6 MMBoe (3,589 Boepd), excluding Abraxas’ equity interest in Blue Eagle’s production
•	Revenue of $16.4 million
•	EBITDA(a) of $8.1 million
•	Discretionary cash flow(a) of $6.4 million
•	Net income of $817,000 million, or $0.01 per share
•	Adjusted net income(a) of $1.7 million, or $0.02 per share, excluding certain non-cash items

(a)	See reconciliation of non-GAAP financial measures below.

Net income for the quarter ended March 31, 2012 was $817,000, or $0.01 per share, compared to a net loss of $10.0 million, or $0.12 per share, for the quarter ended March 31, 2011.

Adjusted net income, excluding certain non-cash items, for the quarter ended March 31, 2012 was $1.7 million, or $0.02 per share, compared to adjusted net income, excluding certain non-cash items, of $959,000 or $0.01 per share for the quarter ended March 31, 2011.  For the quarter ended March 31, 2012, adjusted net income excludes the unrealized loss on derivative contracts of $876,000 and for the quarter ended March 31, 2011, adjusted net loss excludes the unrealized loss on derivative contracts of $11.0 million.

Unrealized gains or losses on derivative contracts are based on mark-to-market valuations which are non-cash in nature and may fluctuate drastically period to period.  As commodity prices fluctuate, these derivative contracts are valued against current market prices at the end of each reporting period in accordance with Accounting Standards Codification 815, “Derivatives and Hedging,” as amended and interpreted, and require Abraxas to either record an unrealized gain or loss based on the calculated value difference from the previous period-end valuation.  For example, NYMEX oil prices on March 31, 2012 were $103.02 per barrel compared to $98.83 on December 31, 2011; therefore, the mark-to-market valuation changed considerably period to period.

18803 Meisner Drive
San Antonio, Texas 78258
Phone: 210.490.4788    Fax: 210.918.6675

Operational Update
Rocky Mountain – North Dakota / Montana

•
In McKenzie County, the Company owned drilling rig is currently drilling the Ravin 26-35 2H and Ravin 26-35 3H concurrently from a multi-pad well site.  The surface casing has been drilled on the 3H, after which the rig walked to the 2H.  The rig is currently drilling the intermediate casing on the 2H, after which it will walk back to the 3H to complete the drilling.  Abraxas owns an approximate 49% working interest in each of these wells.

•
In the Bakken / Three Forks play in the Williston Basin, during the first quarter of 2012, 10 gross (0.85 net) non-operated wells came on-line and 5 gross (0.06 net) wells are currently drilling or awaiting completion.  Additionally, we have recently elected to participate in 1 gross (0.01 net) well that has yet to spud.

Rocky Mountain – Wyoming

•
In Campbell County, Wyoming, the Hedgehog State 16-2H, a horizontal well targeting the Turner formation, was placed on-line in April 2012.  The well continues to be very strong; however, we are choking the well back to manage the reservoir in a prudent manner. Abraxas owns a 100% working interest in this well.

South Texas – Eagle Ford

•	At March 31, 2012, Abraxas owned a 34.7% equity interest in Blue Eagle, a joint venture between Abraxas and Rock Oil Company, LLC, exclusively targeting the Eagle Ford shale.
•
In McMullen County, Texas, the Cobra 1H, was placed on-line in March 2012.  The well continues to produce at very strong rates. The Cobra 1H was the fourth well drilled under the Blue Eagle JV, with Abraxas being the operator.  Blue Eagle owns a 100% working interest in this well.

•	Blue Eagle has retained Strategic Energy Advisors, LLC to assist in the sale of Blue Eagle’s Eagle Ford holdings and the process is currently underway.

Canada – Pekisko

•
In Alberta, Canada, the pipeline hook-up for three wells was completed and production commenced in early April 2012.  Two additional wells still await stimulation as the completions have been delayed until after Spring break-up.  Canadian Abraxas owns a 100% working interest in each of these wells which have targeted the Pekisko formation.

•	In Alberta, Canada, Canadian Abraxas has accumulated approximately 20,000 net acres in an emerging oil shale play which has very similar characteristics to the oil window in the Eagle Ford shale play.

Comments
“The first quarter of 2012 was an exciting time for Abraxas as we put a lot of capital to work which will result in a significant increase in production in the second quarter as we had a number of wells come on-line in early April.  The most important event of the quarter was the completion and deployment of our drilling rig to McKenzie County, North Dakota.  The rig is currently drilling its first 2-well pad site and we anticipate a continued multi-well pad development drilling program for years to come in the Williston Basin. The Eagle Ford divestiture is currently underway and we anticipate starting the divestiture process on our Pekisko assets in the fourth quarter after we drill one additional well to de-risk all of our acreage.  The net proceeds from these divestitures will greatly improve our balance sheet as well as concentrate our focus on a few core areas which will enhance our ability to execute and in turn, result in positive returns to our stockholders,” commented Bob Watson, Abraxas’ President and CEO.

Conference Call
Abraxas invites you to participate in a conference call on Wednesday, May 9, 2012, at 11:00 a.m. CT (12:00 p.m. ET) to discuss the contents of this release and respond to questions.  Please dial 1.888.679.8038, passcode 14581091, 10 minutes before the scheduled start time, if you would like to participate in the call.  The conference call will also be webcast live on the Internet and can be accessed directly on the Company’s website at www.abraxaspetroleum.com under Investor Relations.  In addition to the audio webcast replay, a transcript of the conference call will be posted on the Investor Relations section of the Company’s website approximately 24 hours after the conclusion of the call, and will be accessible for at least 60 days.

Presentation Details
Abraxas is scheduled to present at 9:30 a.m. CT (10:30 a.m. ET) on Thursday, May 10, 2012 at the Baird’s Growth Stock Conference being held May 8-10, 2012 in Chicago.  The live audio webcast with the corresponding PowerPoint presentation will be available at http://wsw.com/webcast/baird29/axas/ on the Company’s web site, http://www.abraxaspetroleum.com, in the Investor Relations section under Webcasts / Presentations.  The webcast including the slide presentation will be archived on the Company’s web site for 60 days.

Abraxas Petroleum Corporation is a San Antonio based crude oil and natural gas exploration and production company with operations across the Rocky Mountain, Mid-Continent, Permian Basin and onshore Gulf Coast regions of the United States and in the province of Alberta, Canada.

Safe Harbor for forward-looking statements:  Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release.  Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for crude oil and natural gas.  In addition, Abraxas’ future crude oil and natural gas production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves.  Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control.  In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:
Barbara M. Stuckey/Vice President – Chief Financial Officer
Telephone 210.490.4788
bstuckey@abraxaspetroleum.com
www.abraxaspetroleum.com

ABRAXAS PETROLEUM CORPORATION
CONSOLIDATED

FINANCIAL HIGHLIGHTS

	Three Months Ended March 31,
	2012	2011
Financial Results (In thousands except per share data):
Revenues	$16,393	$13,848
EBITDA(a)	8,068	6,753
Discretionary cash flow(a)	6,413	4,688
Net income (loss)	817	(10,019)
Net income (loss) per share – basic	$0.01	$(0.12)
Adjusted net income (loss), excluding certain non-cash items(a)	1,693	959
Adjusted net income (loss), excluding certain non-cash items(a), per share – basic	$0.02	$0.01
Weighted average shares outstanding – basic	91,745	85,867

Production:
Crude oil per day (Bopd)	1,610	1,290
Natural gas per day (Mcfpd)	10,484	11,571
Natural gas liquids (Bblpd)	232	44
Crude oil equivalent per day (Boepd)	3,589	3,263
Crude oil equivalent (MBoe)	326.6	293.7
Crude oil equivalent per day (Boepd) (b)	3,815	3,670
Crude oil equivalent (MBoe) (b)	347.1	330.3

Realized Prices, net of realized hedging activity:
Crude oil ($ per Bbl)	$72.54	$70.91
Natural gas ($ per Mcf)	5.61	5.65
Natural gas liquids ($ per Bbl)	43.89	47.64
Crude oil equivalent ($ per Boe)	51.77	48.71

Expenses:
Lease operating ($ per Boe)	$18.17	$13.68
Production taxes (% of oil and gas revenue)	9.1%	9.1%
General and administrative, excluding stock-based compensation ($ per Boe)	4.36	7.77
Cash interest ($ per Boe)	3.30	5.08
Depreciation, depletion and amortization ($ per Boe)	14.82	11.68

(a)	See reconciliation of non-GAAP financial measures below.
(b)	Includes Abraxas’ equity interest in Blue Eagle’s production.

BALANCE SHEET DATA

(In thousands)	March 31, 2012	December 31, 2011

Cash	$—	$—
Working capital (a)	(21,761)	(14,404)
Property and equipment – net	201,314	179,552
Total assets	251,852	241,150

Long-term debt	126,711	126,258
Stockholders’ equity (deficit)	64,285	62,651
Common shares outstanding	92,328	92,261

(a)	Excludes current maturities of long-term debt and current derivative assets and liabilities.

ABRAXAS PETROLEUM CORPORATION
CONSOLIDATED

STATEMENTS OF OPERATIONS

(In thousands except per share data)
	Three Months Ended March 31,
	2012	2011
Revenues:
Oil and gas production	$16,379	$13,847
Other	14	1
	16,393	13,848
Operating costs and expenses:
Lease operating	5,934	4,015
Production and ad valorem taxes	1,496	1,254
Depreciation, depletion, and amortization	4,838	3,430
General and administrative (including stock-based compensation of $477 and $363, respectively)	1,901	2,646
	14,169	11,345
Operating income	2,224	2,503

Other (income) expense:
Interest income	(1)	(2)
Interest expense	1,195	1,605
Amortization of deferred financing fees	30	500
Loss (gain) on derivative contracts - realized	48	115
Loss (gain) on derivative contracts - unrealized	876	10,978
Equity in loss (gain) of joint venture	(783)	(749)
Other	42	75
	1,407	12,522
Net income (loss)	$817	$(10,019)

Net income (loss) per common share - basic	$0.01	$(0.12)
Net income (loss) per common share - diluted	$0.01	$(0.12)

Weighted average shares outstanding:
Basic	91,745	85,867
Diluted	93,605	85,867

ABRAXAS PETROLEUM CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

To fully assess Abraxas’ operating results, management believes that, although not prescribed under generally accepted accounting principles ("GAAP"), discretionary cash flow and EBITDA are appropriate measures of Abraxas' ability to satisfy capital expenditure obligations and working capital requirements.  Discretionary cash flow and EBITDA are non-GAAP financial measures as defined under SEC rules. Abraxas' discretionary cash flow and EBITDA should not be considered in isolation or as a substitute for other financial measurements prepared in accordance with GAAP or as a measure of the Company's profitability or liquidity.  As discretionary cash flow and EBITDA exclude some, but not all items that affect net income and may vary among companies, the discretionary cash flow and EBITDA presented below may not be comparable to similarly titled measures of other companies.  Management believes that operating income calculated in accordance with GAAP is the most directly comparable measure to discretionary cash flow and EBITDA; therefore, operating income is utilized as the starting point for these reconciliations.

Discretionary cash flow is defined as operating income plus depreciation, depletion and amortization expenses, non-cash expenses and impairments, cash portion of other income (expense) less cash interest. The following table provides a reconciliation of discretionary cash flow to operating income for the periods presented.

(In thousands)	Three Months Ended March 31,
	2012	2011
Operating income	$2,224	$2,503
Depreciation, depletion and amortization	4,838	3,430
Stock-based compensation	477	363
Realized gain (loss) on derivative contracts	(48)	(115)
Cash interest	(1,078)	(1,493)
Discretionary cash flow	$6,413	$4,688

EBITDA is defined as net income (loss) plus interest expense, depreciation, depletion and amortization expenses, deferred income taxes and other non-cash items.  The following table provides a reconciliation of EBITDA to operating income for the periods presented – see consolidated statements of operations for a reconciliation of net income (loss) to operating income.

(In thousands)	Three Months Ended March 31,
	2012	2011
Operating income	$2,224	$2,503
Depreciation, depletion and amortization	4,838	3,430
Stock-based compensation	477	363
Realized gain (loss) on derivative contracts(a)	529	457
EBITDA	$8,068	$6,753

(a)	Excludes realized gain (loss) associated with interest rate derivative contract.

This release also includes a discussion of “adjusted net income (loss), excluding certain non-cash items,” which is a non-GAAP financial measure as defined under SEC rules.  The following table provides a reconciliation of adjusted net income (loss), excluding ceiling test impairment and change in unrealized derivative contracts, to net income (loss) for the periods presented.  Management believes that net income (loss) calculated in accordance with GAAP is the most directly comparable measure to adjusted net income (loss), excluding certain non-cash items.

(In thousands)	Three Months Ended March 31,
	2012	2011

Net income (loss)	$817	$(10,019)
Loss (gain) on unrealized derivative contracts	876	10,978
Adjusted net income (loss), excluding certain non-cash items	$1,693	$959
Net income (loss) per share – basic	0.01	(0.12)
Adjusted net income (loss), excluding certain non-cash items, per share – basic	$0.02	$0.01